2    Form of Contract and Riders

Page 1 of 1
Contract form number

TLC Logo


                                        PLEASE READ THIS CONTRACT CAREFULLY

This modified single payment variable universal life insurance Contract is a legal Contract between you ("the owner") and Transamerica Occidental Life Insurance Company ("we" and "the Company"). If you pay the required payments, we will pay your beneficiary the net death benefit when the person you are insuring ("the insured") dies prior to the Maturity Date or, if the insured is alive on the Maturity Date, we will pay the surrender value to the owner on the Maturity Date. If the Contract is issued with two insureds, net death benefits are payable at the death of the last surviving insured. There is no death benefit at the death of the first of the insureds.

THE DEATH BENEFIT AND CONTRACT VALUE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VARIABLE ACCOUNT AND "WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT" SECTIONS FOR ADDITIONAL INFORMATION. WE AGREE TO PAY THE BENEFITS OF THIS CONTRACT IN ACCORDANCE WITH ITS TERMS.

RIGHT TO CANCEL
We want you to be satisfied with the Contract you have purchased, and we urge you to examine it closely. If for any reason you are not satisfied, you may return the Contract to us or an authorized representative within 10 days after receipt of the Contract. If you return the Contract, it will be void from the date of issue, and you will receive a refund equal to the total of: 1. the difference between any payments made, including fees or any other charges, and the amounts allocated to the Variable Account;
2. the value of the amounts in the Variable Account on the date the returned Contract is received at our
     Variable Life Service Center; and
3. any fees or other charges imposed on amounts in the Variable Account.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

Home Office: 1150 South Olive, Los Angeles, California 90015
Variable Life Service Center: 440 Lincoln Street, P.O. Box 3800, Worcester, Massachusetts 01653

This is a legal Contract between Transamerica Occidental Life Insurance Company and the owner. It is issued in consideration of the payment shown on the specification pages.

MODIFIED SINGLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACT NON-PARTICIPATING


Executive Vice President, General Counsel and Corporate Secretary


President and CEO

(to reviewers: To be updated on final draft)

                                                 Table of Contents

Specification Pages
Definitions
General Terms
Information about you and the beneficiary What you should know about:
             The payments
             Your Contract Value
             The Variable Account
             The Fixed Account
             Transfers
             Borrowing from your Contract
             Surrenders and partial withdrawals
             The death benefit
             The benefit payment options

                                                   Specification

Contract Number: [specimen]

=============================================================================

[First] Insured:               [John Doe]      [First] Insured's Sex:  [Male]
[First] Insured's Age:         [55]           [First] Insured's Underwriting
                                                   Class:  [Non-smoker]
----------------------------------------------------------------------------

[Second Insured:]                         [Second Insured's Sex:]
[Second Insured's Age:]    [Second Insured's Underwriting Class:]

 ---------------------------------------------------------------------------

Date of Issue:  [01/01/1999]   Contract Plan:  Modified Single Payment Variable
                                            Universal Life Insurance Contract
    Face Amount:  [$318,554]              Monthly Processing Date:
                                          [1st of each month]
       Owner(s):  [John Doe]                Rider(s):  [Guaranteed Death Benefit
                                                       Living Benefits]
    Beneficiary at Issue:  [Mary Doe]      Rider[s] Date of Issue:  [01/01/99]
               ---------------------------------------------------------------

Payment:                          [$50,000]
Maximum Payment:                  The greater of [$50,000] or [$4,123] times
the current Contract year.
Guaranteed Death Benefit
Payment:                          [$x]
Guideline Single Payment:         [$x]
Guideline Level Payment:          [$x]
Final Payment Date:               [01/01/1999]
Maturity Date:                    [01/01/2059]

Initial Payment Allocation:

Variable Sub-Accounts                                       Advisers:

[30%  Transamerica VIF Growth Portfolio  Transamerica Occidental Life Insurance
                                         Company
 20%  Alliance VPF Premier Growth        Alliance Capital Management L.P.
 20%  Dreyfus VIF Capital Appreciation   The Dreyfus Corporation
 20%  OCC Accumulation Trust Managed     OpCap Advisors
  5%  Janus Aspen Worldwide Growth       Janus Capital Corporation]

      Fixed Account
[5%]  Initial Interest Rate: [4%]

                                                   Specification

[First] Insured:        [John Doe]            Contract Number:  [specimen]
[Second Insured:]
               ==========================================================
Minimum Additional Payment:                   [$10,000]
Minimum Fixed Account Interest Rate:          [4% of value not subject to
                                                   Outstanding Loan]
                                              [4% of value securing Outstanding
                                                  Loan - not Preferred Loan]
                                              [5 1/2% of value securing
                                             Outstanding Loan - Preferred Loan]
Outstanding Loan Interest Rate:               [6%]
Maximum Loan Amount:                          [90% of the result of the
                                       Contract Value less the surrender charge]
Minimum Loan Amount:                          [$1,000]
Minimum Balance After Withdrawal:             [$10,000]
Free Withdrawal Amount:                       [10% of Contract Value]

Fees and Deductions:                                  Current                       Guaranteed

Administration Charge:                                [0.30%] Annually (1)          [0.30%] Annually (1)
Distribution Fee (Contract Years 1-10):               [0.40%] Annually (1)          [0.40%] Annually (1)
Tax Charge (Contract Years 1-10):                     [0.20%] Annually (1)          [0.20%] Annually (1)
Insurance Protection Charge:                          [0.50%] Annually (1)          See Page x
Mortality & Expense Risk Charge:                      [0.80%] Annually (2)          [0.80%] Annually (2)
Withdrawal Transaction Fee:                           [No fee assessed.]            [2% of amount withdrawn, not to
                                                                                    exceed $25]

(1) This charge is deducted monthly from the Contract Value on a pro rata basis. The monthly charge is equal to one-twelfth of this factor times the Contract Value.
(2) This charge is deducted daily from each sub-account of the Variable Account on a pro rata basis.
                                ----------------

          Surrender Charge Table (Percent of Total Payments Withdrawn)
           --------------------------- -------------------------------
                      Contract Year* Total Surrender Charge
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      [1 9%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      2 8%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      3 7%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      4 6%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      5 5%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      6 4%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      7 3%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      8 2%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                      9 1%
           --------------------------- -------------------------------
           --------------------------- -------------------------------
                                     10+ 0%]
           --------------------------- -------------------------------

* If your Contract is reinstated, the surrender charge on the date of reinstatement will be the surrender charge that was in effect on the date of default. Subsequent surrender charges will be adjusted accordingly.

If you have questions regarding this Contract or need assistance about your coverage, please call our Variable Life Service Center. The phone number is [1-(800)-782-8315].



                                                   Specification

[First] Insured:        [John Doe]                                             Contract Number:  [specimen]
[Second Insured:]

shapeType20fFlipH0fFlipV0lineWidth38100fShadow0
                            Guaranteed Maximum Monthly Insurance Protection Rate Table

           [Age]               Insurance Protection Rate               [Age]              Insurance Protection Rate
   [Age Younger Insured]             ($) Per $1,000            [Age Younger Insured]           ($) Per $1,000
            [55                           0.68                          85                          14.17
             56                           0.75                          86                          15.56
             57                           0.83                          87                          17.00
             58                           0.91                          88                          18.48
             59                           1.01                          89                          20.04
             60                           1.11                          90                          21.69
             61                           1.23                          91                          23.48
             62                           1.36                          92                          25.50
             63                           1.51                          93                          27.96
             64                           1.69                          94                          31.38

             65                           1.87                          95                          36.79
             66                           2.07                          96                          46.58
             67                           2.29                          97                          67.04
             68                           2.53                          98                          83.33
             69                           2.79                          99                         83.33]
             70                           3.09
             71                           3.44
             72                           3.83
             73                           4.29
             74                           4.79

             75                           5.33
             76                           5.90
             77                           6.51
             78                           7.15
             79                           7.84
             80                           8.62
             81                           9.49
             82                          10.50
             83                          11.62
             84                          12.86


 Note: [Single life, Male, Age 55, Non-smoker] Based on 1980 CSO Age Last Birthday (ALB)Table.

                                               Important Definitions

Age means how old the insured is on his or her last birthday measured on the date of issue and each Contract anniversary, thereafter.

Application is the form you complete to apply for this Contract. It contains your payment amount, payment allocation and other information that enable us to prepare this Contract. If a medical questionnaire or other forms are required, they become a part of the application. It is signed by you and the insured and becomes a part of this Contract.

Assignee is a person to whom you transfer ownership of this Contract.

Attained age is the insured's age as of the insured's last birthday at the start of the Contract year of determination. Attained age is used in the calculation of the guideline minimum sum insured.

Beneficiary is the person or persons you name to receive the net death benefit when the Insured dies.

Company means Transamerica Occidental Life Insurance Company, also referred to as we, our, and us. Our telephone number is [1-800-782-8315].

Contract change means any change in the underwriting class or the addition or deletion of a rider.

Contract owner is the person who may exercise all rights under the Contract, with the consent of any irrevocable beneficiary. "You" and "your" refer to the Contract Owner in this prospectus.

Contract Value is the sum of your values in the Variable Account and the Fixed Account.

Date of issue is the date coverage under this policy becomes effective and is stated on the specification pages. Contract months, years and anniversaries are measured from this date.

Death benefit is the amount payable when the insured dies before the Maturity Date, before deductions for monthly deductions, any outstanding loan, due and unpaid partial withdrawals, withdrawal transaction fees and applicable surrender charges.

Earnings means the amount by which the Contract Value exceeds the sum of the payments made less any payments that were previously considered withdrawn. For Contract loan purposes, Earnings are calculated on each monthly processing date.

Evidence of insurability is the information, including medical information, that we use to decide whether to issue the requested coverage, to determine the underwriting class for the person insured, or to determine whether the Contract may be reinstated.

Face amount is the amount of insurance you elect to buy in the application or enrollment form and which we agree to issue. The face amount is shown in the specification pages of the Contract. The death benefit is based on the face amount; see the "What You Should Know About The Death Benefit" section.

Final payment date is the Contract anniversary immediately before the insured's 100th birthday. If there are two insureds, the final payment date is the Contract anniversary immediately before the younger insured's 100th birthday. This date is shown on the specification pages. No payments are permitted by you after this date. No monthly deduction (including insurance protection charges) will be deducted from the Contract Value after this date. Generally, the net death benefit after this date will equal 101% of the Contract Value minus any outstanding loan, except as otherwise provided in a Guaranteed Death Benefit Rider if attached to this Contract.

Fixed Account is the part of the Company's General Account to which all or a portion of a payment or transfer may be allocated.

General Account is the assets of the Company that are not allocated to a Separate Account.

Guideline Minimum Sum Insured is not less than the minimum death benefit required to qualify the Contract as "life insurance" under federal tax laws. The guideline minimum sum insured is the product of the Contract Value TIMES
      a percentage based on the insured's attained age.

Guideline single premium is used to determine the face amount under the Contract.

Internal Revenue Code or Code is the Internal Revenue Code of 1986, as amended, and rules and regulations.

Insurance protection amount is the death benefit minus the Contract Value.

Insured is the person or persons covered as indicated on the specification pages. If more than one insured is named, all provisions of this Contract that are based on the death of the insured will be based on the date of death of the last survivor of the persons named.

Loan value is the maximum amount you may borrow under the Contract.

Maturity Date is the Contract anniversary immediately before the insured's 115th birthday. If there are two insureds, the maturity date is the Contract anniversary immediately before the younger insured's 115th birthday.

Monthly deductions is the amount of money that we deduct from the Contract Value each month to pay for the Administration Charge, Monthly Insurance Protection Charge, Distribution Fee and the Tax Charge.

Monthly insurance protection charge is the amount of money that we deduct from the Contract Value each month to pay for the insurance and any riders.

Monthly processing date is the date the monthly charges are deducted from the Contract Value. This date is shown on the specification pages. If the Company is not open on this date, the monthly processing date for that month will be the next business date.

Net death benefit: Through the final payment date the net death benefit is:
      The death benefit; MINUS
      Any outstanding loan on the insured's death, rider charges and monthly deductions due and unpaid through the Contract month in which the insured dies, as well as any partial withdrawals, withdrawal transaction fees, and applicable surrender charges.
After the final payment date, except as provided otherwise under a Guaranteed Death Benefit Rider if attached to this Contract, the net death benefit is:
      101% of the Contract Value; MINUS
      Any outstanding loan on the insured's death through the Contract month in which the insured dies and any unpaid partial withdrawals, withdrawal transaction fees and applicable surrender charges.

Outstanding loan means all unpaid Contract loans plus interest due or accrued on such loans.

Portfolio is a separate investment series for investment by a sub-account of the Variable Account.

Pro rata refers to an allocation among the sub-accounts of the Variable Account and the Fixed Account. A pro rata allocation will be in the same proportion that the portion of the Contract Value in each sub-account of the Variable Account and the portion of the Contract Value in the Fixed Account have to the total Contract Value net of any outstanding loans.

Preferred Loan is the portion of any outstanding loan secured by Earnings.

Preferred Loan Rate is the Minimum Fixed Account Interest Rate shown in the specification pages regarding the rate that applies to the value securing Outstanding Loan - Preferred Loan.

Rider is an optional benefit that may be added to your Contract. An additional charge may be required for a rider.

Second-to-die is a Contract issued as a joint survivorship ("Second-to-Die") Contract. Life insurance coverage is provided for two insureds, with death benefits payable at the death of the last surviving insured.

Separate account is a segregated account established by the Company. The assets are not commingled with the Company's general assets and are not subject to claims of the Company's creditors.

Specification pages contain information specific to your Contract and are located after the Table of Contents.

Sub-accounts are subdivisions of the Variable Account investing exclusively in the shares of one or more portfolios.

Surrender value is the amount payable on a full surrender. It is the Contract Value less any outstanding loan and surrender charges.

Transamerica is Transamerica Occidental Life Insurance Company. "We", "our", "us" and "Company" refer to Transamerica in this Contract.

Underwriting class means the insurance risk classification that we assign to the insured based on the information in the application and any other evidence of insurability we obtain. The underwriting class affects the monthly insurance protection charge.

Unit is a measure of your interest in a sub-account.

Variable Account is the Company's Separate Account, consisting of sub-accounts that invest in the underlying Portfolios.

Variable Life Service Center is the Company's office at 440 Lincoln Street, P.O. Box 3800 Worcester, Massachusetts 01653.

Written request is a signed request you make in written form that is satisfactory to us and filed at our Variable Life Service Center.

You or your means the owner of this Contract as shown in the application or in the latest change filed with us.

                                                   General Terms

Entire Contract We have issued this Contract in consideration of the application and your Contract payment. A copy of the application is attached and is part of this Contract. This Contract, with a copy of the application, and any attached Riders, is the entire Contract between you and us. The entire Contract also includes:
                                   a copy of any application to change to a better underwriting class, any new specification pages, and any supplemental pages issued.

                             All statements made by or for the insured will be considered representations and not warranties. We will not use any statements made by or for the insured to deny a claim unless the statement is in the application and the application is attached to this Contract when it is issued or delivered. Our representatives are not permitted to change this Contract or extend the time for making payments. Only our President or a Vice President together with our Secretary may change the provisions of this Contract, and then only in writing.

Right To Contest The A contest is any action taken by us to cancel your insurance or deny a claim based on Contract Is Limited untrue or incomplete answers in your application. Except for fraud or nonpayment of payments, this Contract will be incontestable after it has been in force during the lifetime of the insured for two years from the date of issue. This provision does not apply to any riders providing benefits specifically for disability or death by accident.

    If  the  underwriting  class  is  changed  at  your
                             request, we cannot contest the change after it has been in force for two years from its effective date and the insured is alive.

Non-Participating No insurance dividends will be paid on this Contract.

Adjustment  Of Interest We determine the Fixed  Account  interest  rates used to
calculate  the  Contract   Value,   Rates  subject  to  the  guarantees  on  the
specification pages.

Suicide Exclusion If the insured dies by suicide, while sane or insane, within two years from the date of issue, we will be liable only for the total amount of payments made to us less any outstanding loans and amounts withdrawn.

Notice Of First To Die If more than one insured is named on the specification pages, upon the death of the insured who dies first, the owner agrees to mail proof of death to the Variable Life Service Center, within 90 days of the date of death, or as soon thereafter as is reasonably possible.

                                             (General terms continued)
Misstatement                 Of Age Or Sex On the date of death of the  insured,
                             the death benefit will be reduced or increased if the Age or sex is misstated. The adjustment will be based upon the ratio of the Maximum Payment for this Contract to the Maximum Payment for the Contract issued at the correct Age or sex.

                             No adjustment will be made if:
                             o The insured dies after the final payment date; or
                             o The  underwriting  class is unisex  and there has
been a misstatement only of sex.

Protection                   Of  Benefits  To the  extent  allowed  by law,  the
                             benefits   provided  by  this  Contract  cannot  be
                             reached   by  the   beneficiary's   creditors.   No
                             beneficiary may assign, transfer, anticipate, or encumber the Contract Value or benefit unless you give them this right.

Periodic Report              We will mail a report to you at your last known
                              address at least once a year. This
                             report will provide the following information:
                             o    Contract Values in each sub-account and in
                                   the Fixed Account;
                             o    the value of the Contract if surrendered;
                             o    payments made by you and charges deducted by
                                    us since the last report;
                             o    the outstanding loan and any other information
                                         required by law; and
                             o    the death benefit.

                                     Information about you and the beneficiary

Owner The insured is the owner of this Contract unless another person (which could include a trust, corporation, partnership, etc.) is named as the owner in the application. The owner may change the ownership of this Contract without the consent of any beneficiary except that an irrevocable beneficiary must agree to the change in writing.

Assignment You may change the ownership of this Contract by sending us a signed written request. An absolute assignment will transfer ownership of the Contract from you to another person called the assignee. You may also assign this Contract as collateral to a collateral assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment. An assignment will take place only when the signed written request is recorded at our Variable Life Service Center. When recorded, it will take effect on the date it was signed by you. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any assignee's interest is valid.

Beneficiary                  You name the  beneficiary  to receive the net death
                             benefit.   The   beneficiary's   interest  will  be
                             affected by any assignment you make. If you assign this Contract as collateral, all or a portion of the net death benefit will first be paid to the collateral assignee; any money left over from the amount due the assignee will go to those otherwise entitled.

                             Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by written request, but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this Contract. Unless you have asked otherwise, the beneficiary will be revocable.

                             Any change of the beneficiary must be made while the insured is living. This change will take place on the date the request is signed, even if the insured is not living on the day we receive it at the Variable Life Service Center. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the written request. If a beneficiary dies before the insured, his or her interest in this Contract will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the insured, the net death benefit will pass to you or your estate.

Common Disaster Option The common disaster option may be elected and changed after Contract issue by a signed written request. If the common disaster option is in effect on the date of the insured's death, the beneficiary must be alive for a certain number of days following the insured's date of death in order to be entitled to receive a benefit. Otherwise, we will pay the net death benefit as though the beneficiary died before the insured. The number of days that the beneficiary must live after the insured's death is selected by you when you elect the common disaster option. Unless you elect otherwise by written request, the common disaster option under the Contract will provide for a 10-day period.

                                      What you should know about the payments

     Payments This Contract will not be in force until the Payment shown on the specification pages is paid to us. Additional payments may be made to us at any time through the final payment date, but before the date of death of the insured, subject to the minimum additional payment amount and the maximum payment amount, shown on the specification pages. A payment required to keep the Contract in force will not be subject to the minimum additional payment or maximum payment limitations. Payments must be sent to our Variable Life Service Center .

                             If you request it in writing, we will send you a signed receipt after payment. The payment amount which must be paid to keep the Contract in force is described in the Grace Period provision.

     We may require evidence of insurability before accepting an additional payment, if the additional payment would increase the net death benefit.


     We may limit the amount you pay us. The sum of all payments made from the date of issue, minus any partial withdrawals, may not be more than the greater of: o The guideline single payment, or o The sum of the guideline level payments on the date of payment.

                             The guideline payment limits are shown on the specification pages. These payment limitations will not apply if they prevent you from paying us enough to keep the Contract in force.

                             Guideline payment limits are determined according to rules in the federal tax law and will be adjusted as that law changes.

                             If the payments made exceed the amount allowable for this Contract to continue to qualify as a life insurance Contract under
     Section 7702 of the Internal Revenue Code and the regulations thereunder, as applicable to this Contract from time to time, we will remove excess payments made from the Contract, with interest. Such an excess amount could occur, for example, as a result of a partial withdrawal or other change in the benefits or terms of the Contract, since such actions may reduce the guideline payment limits allowable for the Contract. The portion of the payment that cannot be accepted as payment will be applied first against any outstanding Contract loans. We will refund to you any excess amount (including interest) not later than 60 days after the end of that Contract year.

                             The amount refundable will not exceed the surrender value of the Contract. If the entire surrender value is refunded, we will treat the transaction as a full surrender of your Contract.

(What you should know About the Payments continued)

          Grace Period This Contract will terminate 62 days after a monthly processing date on which the surrender value is less than zero. The 62-day period is a grace period. At least 61 days before the end of the grace period, we will mail the Owner and any Assignee written notice of the amount of payment that will be required to continue this Contract in force. The required payment will be no greater than the amount required to pay the guaranteed monthly deductions for three months as of the day the grace period began. The Contract will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The Contract terminates on the date of lapse. The death benefit during the grace period will be reduced by any overdue charges.

          Reinstatement If this Contract has lapsed or has been foreclosed for failure to pay loan interest and has not been surrendered, it may be restored (called "reinstated" in this Contract) within three years after the date of default or foreclosure. We will reinstate the Contract on the monthly processing date following the day we receive all of the following items: o a written application for reinstatement;
          o evidence of insurability satisfactory to us; o a payment sufficient to cover the cost of all Contract charges that were due and unpaid during the grace period; o a payment large enough to keep the Contract in force for three months; and o payment or reinstatement of any loans against the Contract that existed at the end of the grace period.

                           Your reinstatement payment will be allocated to the Fixed Account until we approve your application. At that time, we will transfer the reinstatement payment, plus accrued interest, as you directed in your last payment allocation request.

          The Contract Value on the reinstatement date is: the payment to reinstate the Contract, including the interest earned from the date we received your payment, plus an amount equal to the Contract Value less any outstanding loan on the default date; less the monthly deductions due on the reinstatement date.

                           The surrender charge on the reinstatement date is the charge that was in effect on the date of default.

                                  What you should know about your Contract Value

          Allocation of New Payments You may allocate the payments to: any of the sub-accounts which are available at the time the payment is made; and/or, the Fixed Account.

                             The Company reserves the right to limit the number of sub-accounts which are available at one time, but in no event will this be less than [twenty]. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. Allocations of less than 5% to a sub-account or to the Fixed Account may only be made with our consent.

Allocation Of Initial If you make a payment with your application or at any time before the Contract is Payments approved by us, we may put that payment into the Fixed Account on the date we receive it at our Variable Life Service Center. Not later than two days after the date this Contract is approved by us, the Contract Value you elected to allocate to the Variable Account will be transferred from the Fixed Account to either the sub-accounts you have elected or to the Money Market sub-account. In any event, we will transfer any Variable Account Contract Values from the Money Market sub-account to the sub-accounts you have selected not later than the expiration of the period during which you may exercise your right to examine this Contract and request a refund of your payments.

Monthly Deduction Beginning on the date this Contract is issued and on every monthly processing date through the final payment date, we will deduct the following monthly charges pro rata from the Contract Values:
                                  o   Administration Charge;
                                  o   Distribution Fee;
                                  o   Tax Charge; and
                                  o   Insurance Protection Charge.

                             The amounts of the monthly deductions and their durations are shown on the specification pages. No additional monthly deductions will be assessed following the end of the duration period. Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

Administration               Charge The Administration Charge compensates us for
                             the  cost  of  providing   administrative  services
                             attributable to this Contract.

Distribution Fee The Distribution Fee compensates us for distribution expenses.

Tax Charge                   This charge compensates us for certain federal,
state and local taxes we must pay.

Insurance                    Protection  Charge The Insurance  Protection Charge
                             compensates us for the cost of providing a death benefit in excess of the Contract Value. This charge will not exceed the guaranteed maximum insurance protection charge. The guaranteed maximum insurance protection charge for any Contract month is equal to (a) times (b), where: (a) is the rate shown in the Guaranteed Maximum Monthly Insurance
                             Protection Rate
                                  Table shown on the  specification  pages,  and
                             (b) is the insurance protection amount divided by $1,000.

                             The insurance protection rates actually charged will never be higher than the guaranteed rates. We may change the insurance protection rates from time to time. Any change in the rates for monthly insurance protection charges will apply to all Contracts in the same underwriting class, will be prospective, and will be based on our expectations as to future cost factors. Such cost factors may include, but are not limited to: mortality expenses, interest, and persistency. We will review the actual insurance protection rates for this Contract whenever we change these rates for new Contracts. In any event, rates will be reviewed no more often than once each year, but not less than once in a five-year period.

                      What you should know about the Variable Account

               Variable Account The value of your Contract will vary if it is funded through investments in the sub-accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the contracts that are supported by this account will not be charged with liabilities that arise out of any other business we conduct.

                             This  Variable  Account,  which we  established  to
                             support  variable  life  insurance  Contracts,   is
                             registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. The laws of the State of California also govern it.

                             This Variable Account has several sub-accounts. Each sub-account invests its assets in a separate series of a registered investment company (called a "portfolio"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its sub-accounts. You will find a list in your application of these sub-accounts in which you may invest.

                    Variable Account Contract Value Not later than two days after the date this Contract is approved for issue by us, the Contract Value you elected to allocate to the Variable Account may be transferred from the Fixed Account to either the sub-accounts you have selected or to the Money Market sub-account. We will transfer the Variable Account Contract Values from the Money Market sub-account to the sub-accounts you have selected not later than the expiration of the period during which you may exercise your right to examine this Contract and request a refund of your payments. Payments made thereafter which are allocated to the sub-accounts will purchase additional units of the sub-accounts.

                             The number of units purchased in each sub-account is equal to the portion of the net payment allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at our Variable Life Service Center or on the date value is transferred to the sub-account from another sub-account or the Fixed Account. If we receive your payment on a date which is not a valuation date, we will use the value of the applicable unit on the first valuation date following the date we receive your payment to determine the number of units that the payment will purchase.

                             The number of units will remained fixed unless:
                             (1) changed by a subsequent split of unit value, or
                             (2) reduced because of a transfer, transfer charge, Contract loan, partial withdrawal, withdrawal transaction fee, monthly deductions, surrender or surrender charge allocated to the sub-account.

Variable Account Contract Any transaction described in (2) will result in the cancellation of the number of Value units which are equal in value to the amount of the transaction. On each valuation (Continued) date we will value the assets of each sub-account in which there has been activity.
                             The value in a sub-account at any time is equal to the number of units this Contract then has in that sub-account multiplied by the sub-account's unit value. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

Net Investment Factor This measures the investment performance of a sub-account during the valuation period that has just ended. The net investment factor is the result of (a) plus (b), divided by
                             (c), minus (d) where: (a) is the net asset value per share of a portfolio share held in the sub-account determined at the end of the current valuation period;
                             (b)  is the per  share  amount of any  dividend  or
                                  capital   gain   distributions   made  by  the
                                  portfolio on shares held in the sub-account if
                                  the  "ex-dividend"   date  occurs  during  the
                                  current valuation period;
                             (c)  is  the  net  asset   value  per  share  of  a
                                  portfolio   share  held  in  the   sub-account
                                  determined as of the end of the immediately preceding valuation period; and
                             (d) is a charge for  mortality and expense risks in
the valuation period.

                             The current mortality and expense risk charge is shown on the specification pages. This charge may be increased or decreased, but will never exceed the maximum mortality and expense risk charge shown on the specification pages. Expense and mortality results may not adversely affect this maximum charge. Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right, subject to any required regulatory approvals, to change the method we use to determine the net investment factor.

Valuation                    Dates And Periods A valuation date is each day that
                             the New  York  Stock  Exchange  (NYSE)  is open for
                             business  and any  other  day that  there is enough
                             trading  in  the  Variable   Account's   underlying
                             portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

(what you should know about the Variable Account -continued)

Addition, Deletion Or We may not change the investment policy of the Variable Account without the approval Substitution Of Investments of the Insurance Commissioner of California. This approval process is on file with the
                             Commissioner of your state. We reserve the right, subject to applicable law, to add, delete, or substitute the shares of a portfolio that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any portfolio if they are no longer available for investment, or if we believe investing more in any portfolio is no longer appropriate for the purposes of the Variable Account.

                             We will notify you before we substitute any of your
shares in the Variable Account.
Reviewer This will not, however, prevent the Variable Account from buying other shares of Previous version state underlying securities for other series or classes of contracts or policies, or from contracts and contracts, permitting a conversion between series or classes of contracts or policies when changed to contracts and requested by the Contract Owner. We reserve the right to establish other policies sub-accounts, and to make them available to any class or series of contracts and policies as we think appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets between sub-accounts, when allowed by law. If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this Contract by written notice to reflect the substitution or change. If we think it is in the best interests of our Contract Owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if registration is no longer required. We may also combine it with other separate accounts.

Federal Taxes If we must pay taxes on the Variable Account, we will charge you for that tax. Although the Variable Account is currently not taxable, we reserve the right to charge for taxes if it becomes taxable.

                    Splitting Of Units We reserve the right to split the value of a unit, to either increase or decrease the number of units. Any splitting of units will have no material effect on Contract benefits.

                                   What you should know about the Fixed Account

Fixed Account The Fixed Account is a part of our General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other separate accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

Fixed Account Interest The interest rates credited to Contract Value in the Fixed Account are set by us, but Rates will never be less than the Minimum Fixed Account Interest Rate shown in the specification pages. We may establish higher interest rates, and the initial interest rates and the renewal interest rates may be different. Interest rates will be determined as follows:
                                   Payments  allocated to the Fixed Account will
                                  be credited at the  initial  interest  rate in
                                  effect on the day we receive  your  payment at
                                  our  Variable  Life  Service  Center,  and the
                                  initial  interest rate is guaranteed until the
                                  next  Contract  anniversary  unless you borrow
                                  from that Contract Value.
                                   Funds  transferred  from a sub-account of the
                                  Variable  Account to the Fixed Account will be
                                  credited with interest at the initial interest
                                  rate in  effect on the  valuation  date of the
                                  transfer,  and the  initial  interest  rate is
                                  guaranteed until the next Contract anniversary
                                  unless you borrow from that Contract Value.
                                   Contract  Values in the Fixed  Account on the
                                  Contract  anniversary  will be  credited  with
                                  interest  at  the  renewal  interest  rate  in
                                  effect  on the  Contract  anniversary  for one
                                  year so long as  those  values  remain  in the
                                  Fixed Account and are not borrowed.
                                   The interest  rate we use for that portion of
                                  the Contract Value that equals the outstanding
                                  loan will be no less than the guaranteed rates
                                  shown on the  specification  pages. One of the
                                  rates shown is the Preferred Loan Rate,  which
                                  applies   only  to  loans   qualifying   as  a
                                  Preferred Loan.

Fixed Account Contract On each monthly processing date, the Contract Value of the Fixed Account is equal to: Value o the Contract Value in this account on the preceding monthly processing date increased by one month's interest; plus
                             o payments received since the last monthly processing date that are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us; plus
                             o Variable Account Contract Value transferred to the Fixed Account from any sub-accounts since the preceding monthly processing date, increased by interest from the date the Contract Value is transferred; minus
                             o Contract Value transferred from the Fixed Account to a sub-account since the preceding Monthly processing date and interest accrued on these transfers from the transfer date to the monthly processing date; minus
                             o partial withdrawals from the Fixed Account, any withdrawal transaction fees and surrender charges assessed since the last monthly processing date, interest accrued on these withdrawals and charges from the withdrawal date to the monthly processing date; minus
                             o the portion of the monthly deductions allocated to the Contract Value in the Fixed Account.

                             During  any  Contract   month  the  Fixed   Account
                             Contract Value will be calculated on a consistent basis.

Basis Of Value Of The We base the minimum surrender value in the Fixed Account on the minimum Fixed Account Fixed Account interest rates and mortality table shown on the specification pages. Actual Contract Values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this Contract is delivered.

What You Should Know About While the Contract is in force, you may transfer amounts between the Fixed Account and Transfers the sub-accounts or among sub-accounts on request. You may transfer, without charge, all of the Contract Value in the Variable Account to the Fixed Account once during the first 24 months after the Contract is issued in order to convert to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules and will be permitted with our approval. We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer. We also reserve the right to limit the number of transfers that can be made in each Contract year and set other reasonable rules controlling transfers.

                             If a transfer would reduce the Contract Value in a sub-account to less than the current minimum balance required for such accounts, we reserve the right to include the remaining value in the amount transferred. You will not be charged for the first eighteen (18) transfers in a Contract year, but a transfer charge of up to $25 may be assessed on each additional transfer. Any transfer charge will be deducted from the amount that is transferred. There is no charge for transfers that result from a Contract loan or repayment of a loan.

             What you should know about borrowing from your Contract

                             To borrow from this Contract,  the only  collateral
you will need is the Contract itself.

Amount You May Borrow The maximum loan amount is 90% of the result of Contract Value less surrender charges. You may borrow an amount subject to the minimum shown on the specification pages, up to the maximum loan amount minus any outstanding loan. If you do not specify from which accounts you want to borrow, we will allocate the loan pro rata. In order to secure the outstanding loan, we will transfer the value in each sub-account equal to the Contract loan allocated to each sub-account to the Fixed Account.

Loan Interest You will pay interest on your loan at an annual rate indicated on the specification pages. Interest accrues daily and is payable at the end of each Contract year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the Contract Value in the Fixed Account, we will offset this shortfall by transferring funds from the sub-accounts to the Fixed Account. We will allocate the transferred amount among the sub-accounts in the same proportion that the value in each sub-account has to the total value in all of them.

Repaying The Outstanding You may repay the outstanding loan at any time before this Contract lapses and before Loan the maturity date. When you repay it, we will transfer the Contract Value that is securing the loan in the Fixed Account to the various sub-accounts and increase the value in them. You may tell us how to allocate repayments. Otherwise, we may allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account cannot be higher than the amounts you transferred to secure the outstanding loan.

Foreclosure                  If at any time the amount of the  outstanding  loan
                             is  higher  than  the  Contract   Value  minus  the
                             surrender charge, we will terminate the Contract.

                             We will mail a notice of this termination to the last known address of you and any assignee. If the excess outstanding loan is not paid within 62 days after this notice is mailed, the Contract will terminate with no value. You may reinstate this Contract in accordance with the Reinstatement provision.

          WHAT YOU SHOULD KNOW ABOUT SURRENDERS AND PARTIAL WITHDRAWALS

Surrender You may cancel this Contract and receive its surrender value as long as the insured is living on the date we receive your written request at our Variable Life Service Center. The Contract will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.


The surrender value equals the Contract Value minus the outstanding loan and surrender charge. You will find the surrender charges on the specification pages.

Partial Withdrawals You may withdraw part of the surrender value on written request. Each withdrawal must be at least $1,000. The withdrawal transaction fee in effect on the date of issue is shown on the specification pages. The withdrawal transaction fee is subject to change, but will never exceed the guaranteed charge shown on the specification pages.

                             We will not permit a partial withdrawal if it reduces the Contract Value amount to less than the minimum amount shown on the specification pages.

                             The face amount will be reduced proportionately based on the ratio of the amount of the partial withdrawal and charges to the Contract Value on the date of withdrawal. The Contract Value will be reduced by the amount of the partial withdrawal, the withdrawal transaction fee and any applicable surrender charges.

                             If you do not allocate a partial withdrawal, its fee and its charges between the Fixed Account and each sub-account, we will automatically allocate them pro rata.

Free Withdrawal Amount The free withdrawal amount will not be subject to the surrender charge. as described on the specification pages. The free withdrawal amount equals (a) minus (b), where: (a) is the free withdrawal amount shown on the specification pages, and (b) is the total of the withdrawals (or portions of them) made in the same Contract year that were exempt from the surrender charge.

                             The free withdrawal amount is first deducted from earnings. Withdrawals in excess of the free withdrawal amount are deducted from payments not previously considered withdrawn on a last-in, first-out basis. Surrender charges applicable to the excess withdrawal are described on the specification pages.

(WHAT YOU SHOULD KNOW ABOUT SURRENDERS AND PARTIAL WITHDRAWALS - continued)

Postponement                 Of Payment We may postpone  any  transfer  from the
                             Variable Account, or payment of any amount payable on:
                                       surrender,
                                       partial withdrawal,
                                       transfer,
                                       Contract loan, or
                                       death of the insured.

                             The  postponement  will continue  during any period
when:
                             o trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission, or the New York Stock Exchange is closed for days other than weekends and holidays, or
                             o the Securities and Exchange Commission by order has permitted such suspension, or o the Securities and Exchange Commission has determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

                             We also may postpone any transfer from the Fixed Account or payment of any portion of the amount payable on a surrender, partial withdrawal or Contract loan from the Fixed Account for not more than six months from the day we receive your signed written request and your Contract, if it is required. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone premium payments to make payments on our Policies Contracts.

                                   What you should know about the death benefit

     Net Death Benefit If the insured dies before the maturity date and before the Contract is terminated, we will pay the net death benefit. The net death benefit is equal to the death benefit reduced by certain amounts, as described below. The death benefit is determined as of the date we receive due proof of the insured's death at our Variable Life Service Center. Due proof of death is a valid death certificate or other evidence satisfactory to us.

                             The amount of the net death benefit depends upon:
                             (1) whether the date the insured dies is after, or on or before, the final payment date; and, if after the final payment date, (2) whether the Guaranteed Death Benefit Rider is in effect at the time of the insured's death.

     If the insured dies on or before the final payment date then the death benefit is the greater of the face amount or the guideline minimum sum insured. The net death benefit is determined by deducting from the death benefit: any outstanding loan and any monthly deductions due and unpaid through the Contract month in which the insured dies, as well as any partial withdrawals, withdrawal transaction fees, and applicable surrender charges.

                             After the final payment date, except as provided under a Guaranteed Death Benefit Rider if attached to this Contract, the net death benefit is:
                                   101% of the Contract Value; minus
                                   Any  outstanding  loan on the insured's death
                                  through the Contract month in which the insured dies and any unpaid partial withdrawals, withdrawal transaction fees and applicable surrender charges.

                             If the net death benefit is paid in a lump sum, interest will be earned at our declared interest rate for sums held on deposit, but not less than 2.5% per year, beginning on the date we receive notice of death at our Variable Life Service
                             Center. We will pay a higher interest rate if required by state law. We will credit interest from an earlier date (for example, from the date of the insured's death) if required by state law.



                                                       Guideline Minimum Sum Insured Table
                                  Attained Age           Percentage           Attained Age           Percentage
                                   40 or less               265%                   66                   134%
                                       41                   258%                   67                   133%
                                       42                   251%                   68                   132%
                                       43                   244%                   69                   131%
                                       44                   237%                   70                   130%
                                       45                   230%                   71                   128%
                                       46                   224%                   72                   126%
                                       47                   218%                   73                   124%
                                       48                   212%                   74                   122%
                                       49                   206%                 75-85                  120%
                                       50                   200%                   86                   118%
                                       51                   193%                   87                   116%
                                       52                   186%                   88                   114%
                                       53                   179%                   89                   112%
                                       54                   172%                   90                   110%
                                       55                   165%                   91                   108%
                                       56                   161%                   92                   106%
                                       57                   157%                   93                   105%
                                       58                   153%                   94                   105%
                                       59                   149%                   95                   105%
                                       60                   145%                   96                   104%
                                       61                   143%                   97                   103%
                                       62                   141%                   98                   102%
                                       63                   139%                   99                   101%
                                       64                   137%                100-115                 101%
                                       65                   135%

Required Minimum Amount of This Contract is intended to qualify under Section 7702 of the Internal Revenue Code Death Benefit as a life insurance Contract for federal tax purposes. The provisions of this
                              Contract (including any rider or endorsement) shall be interpreted to ensure such tax qualification, regardless of any language to the contrary.

                              At no time will the amount of the death benefit under the Contract ever be less than the amount needed to ensure such tax qualification. To the extent that the death benefit is increased, appropriate adjustments will be made in any monthly insurance protection charges or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may be made by right of setoff against any death benefits payable.

                              This death benefit is calculated by multiplying the Contract Value by the percentage shown in the preceding table. The death benefit under this Contract will not be less than the guideline minimum sum insured as specified in the tax code. The guideline minimum sum insured varies by attained age. The amounts shown in the table are determined to provide a death benefit at least as great as those in the federal tax law, and will be adjusted according to any changes in that law applicable to this Contract.

             What you should know about the benefit payment options

          Benefit Options When the insured dies, we will pay the death benefit in a lump sum unless you or the beneficiary choose a benefit option. You may choose a benefit option while the insured is living. The beneficiary may choose a benefit option after the insured has died. The beneficiary's right to choose will be subject to any settlement agreement in effect at the insured's death. You may also choose one of these options as a method of receiving the surrender or maturity proceeds, if any are available under this Contract. When we receive a satisfactory signed written request, we will pay the benefit according to one of these options.

          Option A: Installment for a We will pay equal installments for a guaranteed period of from one to thirty years. Each Guaranteed Period installment will consist of part benefit and part interest. We will pay the installments monthly, quarterly, semi-annually or annually, as requested. See Table A on next page.

               Option B: Installments for We will pay equal monthly installments as long as the payee is living, but we will not Life with a Guaranteed make payments for less than the guaranteed period the payee chooses. The guaranteed Period (Table B) period may be either 10 years or 20 years. We will pay the installments monthly. See Table B on next page.

Option C: Benefit Deposited We will hold the benefit on deposit. It will earn interest at the annual interest rate we with Interest are paying as of the date of death, surrender or maturity. We will not pay less than 2
                               1/2% annual interest. We will pay the earned interest monthly, quarterly, semi-annually or annually, as requested. The payee may withdraw part or all of the benefit and earned interest at any time.

Option D: Installments of a We will pay installments of a selected amount until we have paid the entire benefit and Selected Amount accumulated interest.

Option E: Annuity We will use the benefit as a single payment to buy an annuity. The annuity may be payable to one or two payees. It may be payable for life with or without a guaranteed period, as requested. The annuity payment will not be less than what our current annuity Contracts are then paying.

General The payee may arrange any other method of benefit as long as we agree to it. The payee must be an individual receiving payment in his or her own right. There must be at least $10,000 available for any option and the amount of each installment to each payee must be at least $100. If the benefit amount is not enough to meet these requirements, we will pay the benefit in a lump sum.

               Steve: The first installment due under any option will be for the period beginning on the date of Is this any better? death, maturity or surrender, whichever applies. Any unpaid balance we hold under Options A, B or D will earn interest at the rate we are paying at the time of settlement. We will not pay less than 3% annual interest. Any benefit we hold will be combined with our general assets.

                               If the payee does not live to receive all guaranteed payments under Options A, B, C, D or E or any amount deposited under Option C, plus any accumulated interest, we will pay the remaining benefit as scheduled to the payee's estate. The payee may name and change a successor payee for any amount we would otherwise pay the payee's estate.



                           Table A: Installments for Each $1,000 Payable under Option A
Multiply the Monthly Installment by 11.83895 for annual, by 5.96322 for semi-annual, or by 2.99263 for quarterly
Installments
------------------ ---------------- ----------------- ---------------- ----------------- -----------------
   Guaranteed          Monthly         Guaranteed         Monthly         Guaranteed         Monthly
 Period (Years)      Installment     Period (Years)     Installment     Period (Years)     Installment
------------------ ---------------- ----------------- ---------------- ----------------- -----------------
        1              $84.47              11              $8.86              21              $5.32
        2               42.86              12              8.24               22               5.15
        3               28.99              13              7.71               23               4.99
        4               22.06              14              7.26               24               4.84
        5               17.91              15              6.87               25               4.71
        6               15.14              16              6.53               26               4.59
        7               13.16              17              6.23               27               4.48
        8               11.68              18              5.96               28               4.37
        9               10.53              19              5.73               29               4.27
       10               9.61               20              5.51               30               4.18
------------------ ---------------- ----------------- ---------------- ----------------- -----------------

                        Table B: Monthly Installment for each $1,000 Payable under Option B
            ------------------- --------------------               ----------------------- ----------------------
                Male Payee         Female Payee                          Male Payee            Female Payee
            ------------------- --------------------               ----------------------- ----------------------
            ----------------------------------------               ----------------------------------------------
                    Guaranteed Period (Yr.)                                   Guaranteed Period (Yr.)
                                                                   ----------------------------------------------
----------- --------- --------- ---------- ---------     ---------
   Age       10 Yr.    20 Yr.    10 Yr.     20 Yr.         Age       10 Yr.      20 Yr.      10 Yr.     20 Yr.
----------- --------- --------- ---------- ---------     --------- ----------- ----------- ----------- ----------
    11      $ 2.90     $ 2.89      2.83      2.83           51       $ 4.44      $ 4.26      $ 4.10       4.02
    12         2.91      2.91      2.84      2.84           52         4.53        4.32        4.17       4.08
    13         2.93      2.92      2.86      2.85           53         4.62        4.39        4.25       4.14
    14         2.94      2.94      2.87      2.87           54         4.71        4.46        4.33       4.21
    15         2.96      2.96      2.88      2.88           55         4.81        4.52        4.42       4.28
    16         2.98      2.97      2.90      2.90           56         4.92        4.59        4.51       4.35
    17         3.00      2.99      2.91      2.91           57         5.03        4.66        4.61       4.42
    18         3.01      3.01      2.93      2.93           58         5.15        4.73        4.71       4.50
    19         3.03      3.03      2.95      2.94           59         5.27        4.80        4.82       4.57
    20         3.05      3.05      2.96      2.96           60         5.40        4.87        4.94       4.65
    21         3.08      3.07      2.98      2.98           61         5.53        4.94        5.06       4.72
    22         3.10      3.09      3.00      2.99           62         5.68        5.00        5.19       4.80
    23         3.12      3.11      3.02      3.01           63         5.83        5.07        5.33       4.88
    24         3.14      3.14      3.04      3.03           64         5.98        5.13        5.47       4.95
    25         3.17      3.16      3.06      3.05           65         6.15        5.18        5.63       5.02
    26         3.20      3.19      3.08      3.07           66         6.32        5.24        5.79       5.09
    27         3.22      3.21      3.10      3.10           67         6.50        5.28        5.96       5.15
    28         3.25      3.24      3.12      3.12           68         6.68        5.33        6.14       5.21
    29         3.28      3.27      3.15      3.14           69         6.88        5.36        6.33       5.27
    30         3.31      3.30      3.17      3.17           70         7.07        5.40        6.53       5.32
    31         3.34      3.33      3.20      3.19           71         7.27        5.42        6.73       5.36
    32         3.38      3.36      3.23      3.22           72         7.48        5.45        6.94       5.40
    33         3.41      3.39      3.26      3.25           73         7.68        5.46        7.16       5.43
    34         3.45      3.43      3.29      3.28           74         7.88        5.48        7.38       5.45
    35         3.49      3.46      3.32      3.31           75         8.08        5.49        7.60       5.47
    36         3.53      3.50      3.35      3.34           76         8.27        5.50        7.82       5.48
    37         3.57      3.54      3.39      3.37           77         8.46        5.50        8.04       5.49
    38         3.62      3.58      3.42      3.41           78         8.63        5.51        8.25       5.50
    39         3.67      3.62      3.46      3.44           79         8.79        5.51        8.45       5.51
    40         3.72      3.67      3.50      3.48           80         8.94        5.51        8.64       5.51
    41         3.77      3.71      3.54      3.52           81         9.07        5.51        8.82       5.51
    42         3.82      3.76      3.59      3.56           82         9.18        5.51        8.97       5.51
    43         3.88      3.81      3.63      3.60           83         9.28        5.51        9.11       5.51
    44         3.94      3.86      3.68      3.65           84         9.36        5.51        9.23       5.51
    45         4.00      3.91      3.73      3.69          85+         9.42        5.51        9.32       5.51
                                                         --------- ----------- ----------- ----------- ----------
    46         4.07      3.97      3.78      3.74        Ages younger than 11 are the same shown for age 11,
                                       and
    47         4.14      4.02      3.84      3.79        ages older than 85 are the same as shown for age 85.
    48         4.21      4.08      3.90      3.85
    49         4.28      4.14      3.96      3.90
    50         4.36      4.20      4.03      3.96
----------- --------- --------- ---------- ---------


                                  TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY OPTION TO ACCELERATE DEATH BENEFITS (LIVING BENEFITS RIDER)

This rider is a part of the Contract to which it is attached. The insured under this rider is the insured under the Contract. This rider does not apply to any benefits provided by other riders.

Benefit While this rider is in force, you may elect to receive a portion of the net death benefit called the "Living Benefit," prior to the insured's death, subject to the definitions, conditions and limitations in this rider. This option may only be exercised once.

Definitions                  "Option  Amount"  means  that  portion of the death
                             benefit  which you elect to apply under this rider.
                             The Option Amount must be at least $25,000 and may not exceed the lesser of:
                                  o one-half of the death benefit on the date the option is elected; or o the amount that would reduce the face amount to our minimum issue limit for this Contract; or
                                  o   $250,000.

"Option Percentage" is the Option Amount divided by the death benefit.

"Living Benefit" is the Option Amount which has been reduced for interest and other factors. It is the lump sum benefit under this rider, and it is the amount used to determine the monthly benefit. The Living Benefit will not be less than the surrender value of the Contract multiplied by the Option Percentage. The following factors will be used to calculate the Living Benefit:
     o   age;
     o sex, unless the Contract is issued on a unisex basis; o life  expectancy;
     o Contract Value; o outstanding loan;
     o rate of interest currently being credited to the Fixed Account, including those values which are subject to outstanding loan;
     o Face Amount; o current monthly deductions; and o an expense charge of $150.

An amount equal to the outstanding loan multiplied by the Option Percentage will be deducted from the Living Benefit. The remaining outstanding loan will continue in force.

The assumptions we use to calculate the Living Benefit may change from time to time. The factors used to compute the Living Benefit will be set and changed only prospectively; that is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the rider.

"Proof of claim" includes:
     o a request signed by the insured to disclose all facts concerning the insured's health; o records of the attending physician, including a prognosis of the insured's condition; and o if we request, a medical examination of the insured at our expense conducted by a physician we choose.

Form xxxx-98

Conditions                  Upon  written  request  you  may  elect  to  receive
                            payment under the  accelerated  death benefit option
                            subject to the following conditions:
                            o    the Contract is in force;
                            o    a  written   consent  has  been  given  by  any
                                 collateral assignee, irrevocable beneficiary and the insured if you are not the insured; and
                            o    the insured qualifies for the option you elect.

Exercising                  the   Option   If  you   provide   proof   of  claim
                            satisfactory   to  us  that   the   insured's   life
                            expectancy is 12 months or less, you may elect to receive equal monthly payments for 12 months. For each $1,000 of Living Benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

                            If the insured dies before all the payments have been made, we will pay in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments as part of the net death benefit. If you do not wish to receive monthly payments, you may elect to receive the Living Benefit in a lump sum.

Effect On Contract The death benefit of the Contract will be decreased by the option amount. Such decrease will be effective on the monthly processing date following the date of your written request. New specification pages will be issued. These pages will include the following information:
                                 o the effective date of the decrease; and o the amount of the decrease and the reduced face amount.
                            The Contract Value will be reduced in the same proportion as the reduction in the death benefit. There will be no surrender charge on the reduction in Contract Value. The allocation of the Contract Value between earnings and payments will remain the same.

Exclusion                   No benefit  will be paid under this rider if a claim
                            results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination                 This rider will terminate on the first to occur of:
                                      the date the Living Benefit is paid, or
                                 o the end of the grace period of a payment in default; or o the termination or maturity of the Contract while the insured is alive; or o at any time on your written request.

               General The Contract specification pages will show the date of issue of this rider. The Living Benefit will be made available to you on a voluntary basis only. Accordingly: (a) If you would be required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit. (b) If you would be required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

                            Except as otherwise provided, all conditions and provisions of the Contract apply to this rider.

Form xxxx-98

               Tax Qualification This rider is intended to provide a qualified accelerated death benefit that is excluded from gross income for federal income tax purposes. To that end, the provisions of this rider and the Contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. Whether any tax liability may be incurred when benefits are paid under this rider could depend on whether the Contract Owner is also the insured and on how the Internal Revenue Service interprets applicable provisions of the Internal Revenue Code. As with any tax matter, the Contract Owner and any other recipient of this benefit should each consult his or her own tax advisor to evaluate any tax impact of this benefit.




Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the Contract to which this rider is attached, unless a different date is shown here.




Executive Vice President, General Counsel            President and CEO
And Corporate Secretary


Form xxxx-98

                                  TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                                                SECTION 1035 RIDER

This rider is a part of the Contract to which it is attached. The insured under this rider is the insured under the Contract.

The Contract is issued in consideration of your assignment to us of a life insurance policy (called the "Exchanged Policy") on the life of the insured. The "Exchanged Policy" is identified in your application for this Contract. As used in this endorsement, "gain" means the amount by which the cash value of the Exchanged Policy (including any unpaid policy loan) exceeds your investment in the Exchanged Policy as reported to us by the company which issued the Exchanged Policy. We assume no responsibility for the calculation of your investment in the Exchanged Policy.

The Fixed Account Interest Rates provisions are amended by the addition of the following:

     The Preferred Loan Rate will also be credited to the following amounts:
     (1) That portion of the outstanding loan which is carried over from the Exchanged Policy; and (2) A percentage of the gain under the Exchanged Policy less the policy loan carried over to this Contract as of the date of exchange.


                   ---------------------------------------- ----------------------------------------
                         Beginning of Contract Year            Exchanged Policy's Unloaned Gain
                                                               Available For Preferred Loan Rate
                   ---------------------------------------- ----------------------------------------
                                      1                                       0%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      2                                       10%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      3                                       20%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      4                                       30%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      5                                       40%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      6                                       50%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      7                                       60%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      8                                       70%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      9                                       80%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                     10                                       90%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                     11+                                     100%
                   ---------------------------------------- ----------------------------------------


Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the Contract to which this rider is attached, unless a different date is shown here.




Executive Vice President, General Counsel            President and CEO
And Corporate Secretary

Form xxxxx-98

                                  TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                                      Guaranteed Death Benefit Rider (SPVUL)

This rider is a part of the Contract to which it is attached.

Required Payment This Rider will take effect upon receipt by the Company of the Guaranteed Death Benefit Payment shown on the specification pages.

Guaranteed                  Death Benefit The Contract will not lapse while this
                            Rider is in force. The monthly deductions will be made from the Contract Value, if any, through the final payment date (but not after the end of any duration period shown on the specification pages).

Net Death Benefit While this Rider is in force, the net death benefit provisions of the Contract are amended by the addition of the following:

                            If this Rider is in effect on the final payment date, a death benefit will be provided thereafter unless the Rider is terminated. The net death benefit under the Rider will be the face amount as of the final payment date or 101% of the Contract Value as of the date due poof of death is received by the Company, whichever is greater, reduced by the outstanding loan through the Contract month in which the insured dies. The monthly deductions will not be deducted after the final payment date.

Termination                 This Rider will terminate and may not be reinstated
                                    on the first to occur of the following:
                                 o   Foreclosure of the outstanding loan; or
                                 o A request for a partial withdrawal or preferred loan is made after the final payment date; or
                                 o   Upon your written request.


It is possible that the Contract Value will not be sufficient to keep the Contract in force on the first monthly processing date following the date the Rider is terminated. The net amount payable to keep the Contract in force will never exceed the surrender charge plus the amount required to pay three monthly deductions.

Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the Contract to which this rider is attached, unless a different date is shown here.




Executive Vice President, General Counsel            President and CEO
And Corporate Secretary


Form xxxxx-98